COMMERCIAL PAPER DEALER AGREEMENT


                         between


         DENTSPLY International Inc., as Issuer

                           and

    Credit Suisse First Boston Corporation, as Dealer




Concerning Notes to be issued pursuant to an Issuing and Paying Agency Agreement dated as of August 12, 1999 between the Issuer and JPMorgan Chase Bank (formerly
The Chase Manhattan Bank), as Issuing and Paying Agent.



                       Dated as of



                     April 30, 2002




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            COMMERCIAL PAPER DEALER AGREEMENT


        This agreement ("Agreement") sets forth the understandings between the Issuer and the Dealer, each named on the cover page hereof, in connection with the issuance and sale by the Issuer of its short-term promissory notes (the "Note") through the Dealer.

        Certain terms used in this Agreement are defined in Section 6 hereof.

        The Addendum to this Agreement, and any Annexes or Exhibits described in this Agreement or such Addendum, are hereby incorporated into this Agreement and made fully a part hereof.

Section 1. Offers, Sales and Resales of Notes.

      1.1 While (i) the Issuer has and shall have no obligation to sell the Notes to the Dealer or to permit the Dealer to arrange any sale of the Notes for the account of the Issuer, and (ii) the Dealer has and shall have no obligation to purchase the Notes from the Issuer or to arrange any sale of the Notes for the account of the Issuer, the parties hereto agree that in any case where the Dealer purchases Notes from the Issuer, or arranges for the sale of Notes by the Issuer, such Notes will be purchased or sold by the Dealer in reliance on the representations, warranties, covenants and agreements of the Issuer contained herein or made pursuant hereto and on the terms and conditions and in the manner provided herein.

      1.2 So long as this Agreement shall remain in effect, and in addition to the limitations contained in
Section 1.7 hereof, the Issuer shall not, without the consent of the Dealer, offer, solicit or accept offers to purchase, or sell, any Notes, in the United States except (a) in transactions with one or more dealers which may from time to time after the date hereof become dealers with respect to the Notes by executing with Issuer one or more agreements which contain provisions substantially identical to those contained in Section 1 of this Agreement, of which the Issuer hereby undertakes to provide the Dealer prompt notice or (b) in transactions with the other dealers listed on the Addendum hereto, which are executing or have executed agreements with the Issuer which contain provisions substantially identical to Section 1 of this Agreement. In no event shall the Issuer offer, solicit or accept offers to purchase, or sell, any Notes directly on its own behalf in transactions with persons other than broker-dealers as specifically permitted in this Section 1.2.

      1.3 The Notes shall be in a minimum denomination of $250,000 or integral multiples of $1,000 in excess thereof, will bear such interest rates, if interest bearing, or will be sold at such discount from their face amounts, as shall be agreed upon by the Dealer and the Issuer, shall have a maturity not exceeding 365 days from the date of issuance (exclusive of days of grace) and shall not contain any provision for extension, renewal or automatic "rollover."




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      1.4  The authentication and issuance of, and
payment for, the Notes shall be effected in accordance with the Issuing and Paying Agency Agreement, and the Notes shall be either individual physical certificates or book-entry notes evidenced by a Master Note registered in the name of DTC or its nominee, in the form or forms annexed to the Issuing and Paying Agency
Agreement.

      1.5 If the Issuer and the Dealer shall agree on the terms of the purchase of any Note by the Dealer or the sale of any Note arranged by the Dealer (including, but not limited to, agreement with respect to the date of issue, purchase price, principal amount, maturity and interest rate (in the case of interest-bearing
Notes) or discount thereof (in the case of Notes issued on a discount basis), and appropriate compensation for the Dealer's services hereunder) pursuant to this Agreement, the Issuer shall cause such Note to be issued and delivered in accordance with the terms of the Issuing and Paying Agency Agreement and payment for such Note shall be made by the purchaser thereof, either directly or through the Dealer, to the Issuing and Paying Agent, for the account of the Issuer.
Except as otherwise agreed, in the event that the Dealer is acting as an agent and a purchaser shall either fail to accept delivery of or make payment for a Note on the date fixed for settlement, the Dealer shall promptly notify the Issuer, and if the Dealer has theretofore paid the Issuer for the Note, the Issuer will promptly return such funds to the Dealer against its return of the Note to the Issuer, in the case of a certificated Note, and upon notice of such failure in the case of a book-entry Note. If such failure occurred for any reason other than default by the Dealer, the Issuer shall reimburse the Dealer on an equitable basis for the Dealer's loss of the use of such funds for the period such funds were credited to the Issuer's account.

      1.6 The Dealer and the Issuer hereby establish and agree to observe the following procedures in connection with offers, sales and subsequent resales or other transfers of the Notes:

           (a)  Offers and sales of the Notes by or
      through the Dealer shall be made only to: (i) investors reasonably believed by the Dealer to be Qualified Institutional Buyers ("QIBs"),
      Institutional Accredited Investors or
      Sophisticated Individual Accredited Investors and
      (ii) non-bank fiduciaries or agents that will be purchasing Notes for one or more accounts, each of which is reasonably believed by the Dealer to be an Institutional Accredited Investor or
      Sophisticated Individual Accredited Investor.

           (b) Resales and other transfers of the Notes by the holders thereof shall be made only in accordance with the restrictions in the legend described in clause (e) below.

           (c)  No general solicitation or general
      advertising shall be used in connection with the offering of the Notes. Without limiting the generality of the foregoing, without the prior written approval of the other party, a party shall not issue any press release or place or publish any "tombstone" or other advertisement relating to the Notes.




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           (d)  No sale of Notes to any one purchaser
      shall be for less than $250,000 principal or face amount, and no Note shall be issued in a smaller principal or face amount. If the purchaser is a Non-bank fiduciary acting on behalf of others, each person for whom such purchaser is acting must purchase at least $250,000 principal or face amount of Notes.

           (e)  Offers and sales of the Notes by the
      Issuer through the Dealer acting as agent for the Issuer shall be made in accordance with Rule 506 under the Securities Act, and shall be subject to the restrictions described in the legend appearing on Exhibit A hereto. A legend substantially to the effect of such Exhibit A shall appear as part of the Private Placement Memorandum used in connection with offers and sales of Notes hereunder, as well as on each individual certificate representing a Note and each Master
      Note representing book-entry Notes offered and sold pursuant to this Agreement.

           (f)  The Dealer shall furnish or shall have
      furnished to each purchaser of Notes for which it has acted as the Dealer a copy of the then-current
      Private Placement Memorandum unless such purchaser has previously received a copy of the Private
      Placement Memorandum as then in effect.  The
      Private Placement Memorandum shall expressly state that any person to whom Notes are offered shall have an opportunity to ask questions of, and receive publicly available information from, the Issuer and the Dealer and shall provide the names, addresses and telephone numbers of the persons from whom information regarding the Issuer may be obtained.

           (g)  The Issuer agrees, for the benefit of
      the Dealer and each of the holders and prospective purchasers from time to time of the Notes that, if at any time the Issuer shall not be subject to
      Section 13 or 15(d) of the Exchange Act, the
      Issuer will furnish, upon request and at its expense, to the Dealer and to holders and prospective purchasers of Notes information required by Rule 144A(d)(4)(i) in compliance with Rule 144A(d).

           (h) In the event that any Note offered or to be offered by the Dealer would be ineligible for resale under Rule 144A, the Issuer shall immediately notify the Dealer (by telephone, confirmed in writing) of such fact and shall promptly prepare and deliver to the Dealer an amendment or supplement to the Private Placement
      Memorandum describing the Notes that are ineligible, the reason for such ineligibility and any other relevant information relating thereto.




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           (i)  The Issuer represents that it is not
      currently issuing commercial paper in the United
      States market in reliance upon the exemption provided by Section 3(a)(3) of the Securities
      Act. However, the Issuer agrees that if the Issuer were to issue such 3(a)(3) commercial paper, (a) the proceeds from the sale of the Notes would be segregated from the proceeds of the sale of any such commercial paper by being placed in a separate account; (b) the Issuer would institute appropriate corporate procedures to ensure that the offers and sales of notes issued by the Issuer pursuant to the Section 3(a)(3) exemption would not be integrated with offerings and sales of Notes hereunder; and (c) the Issuer would comply with each of the requirements of Section 3(a)(3) of the Securities Act in selling commercial paper or other short-term debt securities other than the Notes in the United States.

           (j) The Issuer hereby agrees that, not later than 15 days after the first sale of Notes as contemplated by this Agreement, it will file with the SEC a notice on Form D in accordance with Rule
      503 under the Securities Act and that will thereafter file such amendments to such notice as Rule 503 may require.

      1.7 The Issuer hereby represents and warrants to the Dealer, in connection with offers, sales and resales of Notes, as follows:




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           (a)  The Issuer hereby confirms to the Dealer
      that (except as permitted by Section 1.6(i)) within the preceding six months neither the Issuer nor any person other than the Dealer or the other dealers referred to in Section 1.2 hereof acting on behalf of the Issuer has offered or sold within the United States any Notes, or any substantially similar security of the Issuer (including, without limitation, medium-term notes issued by the Issuer, but excluding, for the avoidance of doubt, loan notes issued under the Issuer's revolving credit facility, Note Purchase Agreement dated
      March 1, 2001 as amended September 1, 2001 among
      Dentsply International Inc. and the Noteholders and Note Purchase Agreement dated December 28,
      2001 among Dentsply International and the Noteholders), to, or solicited offers to buy any such security from , any person other than the Dealer or the other dealers referred to in Section
      1.2 hereof. The Issuer also agrees that (except as permitted by Section 1.6(i)), as long as the Notes are being offered for sale by the Dealer and the other dealers referred to in Section 1.2 hereof as contemplated hereby and until at least six months after the offer of Notes hereunder has been terminated, neither the Issuer nor any person other than the Dealer or the other dealers referred to in Section 1.2 hereof (except as contemplated by Section 1.2 hereof) will offer the Notes or any substantially similar security of the Issuer for sale to, or solicit offers to buy any such security from, any person other than the Dealer or the other dealers referred to in Section
      1.2 hereof which could adversely affect the entitlement of the Notes to the exemption from registration under the Securities Act pursuant to
      Section 4(2) thereof. The Issuer hereby represents and warrants that it has not taken or omitted to take, and will not take or omit to take, any action that would cause the offering and sale of Notes hereunder to be integrated with any other offering of securities, whether such offering is made by the Issuer or some other party or parties.

           (b)  In the event that the Dealer purchases
      Notes as principal and does not resell such Notes on the day of such purchase, to the extent necessary to comply with Regulation T and the interpretations thereunder, the Dealer will sell such Notes either (i) only to offerees it reasonably believes to be QIBs or to QIBs it reasonably believes are acting for other QIBs, in each case in accordance with Rule 144A or (ii) in a manner which would not cause a violation of Regulation T and the interpretations thereunder.

Section 2. Representations and Warranties of Issuer.

The Issuer represents and warrants that:

      2.1 The Issuer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all the requisite power and authority to execute, deliver and perform its obligations under the Notes, this Agreement and the Issuing and Paying Agency Agreement.




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      2.2  This Agreement and the Issuing and Paying
Agency Agreement have been duly authorized, executed and delivered by the Issuer and constitute legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

      2.3 The Notes have been duly authorized, and when issued as provided in the Issuing and Paying Agency
Agreement, will be duly and validly issued and will constitute legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

      2.4 The offer and sale of Notes in the manner contemplated hereby do not require registration of the Notes under the Securities Act, pursuant to the exemption from registration contained in Section 4(2) thereof and Regulation D thereunder, and no indenture in respect of the Notes is required to be qualified under the Trust Indenture Act of 1939, as amended.

      2.5 The Notes will rank at least pari passu with all other unsecured and unsubordinated indebtedness of the Issuer.

      2.6 Except as provided in Section 1.6(j), no consent or action of, or filing or registration with, any governmental or public regulatory body or authority, including the SEC, is required to authorize, or is otherwise required in connection with the execution, delivery or performance of, this Agreement, the Notes or the Issuing and Paying Agency Agreement, except as may be required by the securities or Blue Sky
Laws of the various states in connection with the offer and sale of the Notes.

      2.7 Neither the execution and delivery of this Agreement and the Issuing and Paying Agency Agreement, nor the issuance of the Notes in accordance with the Issuing and Paying Agency Agreement, nor the fulfillment of or compliance with the terms and provisions hereof or thereof by the Issuer, will (i) result in the creation or imposition of any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Issuer, or
(ii) violate or result in a breach or a default under any of the terms of the Issuer's charter documents or by-laws, any contract or instrument to which the Issuer is a party or by which it or its property is bound, or any law or regulation, or any order, writ, injunction or decree of any court or government instrumentality, to which the Issuer is subject or by which it or its property is bound, which breach or default might have a material adverse effect on the condition (financial or otherwise), operations or business prospects of the Issuer or the ability of the Issuer to perform its obligations under this Agreement, the Notes or the Issuing and Paying Agency Agreement.




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      2.8  Except as disclosed in the Company
Information, there is no litigation or governmental proceeding pending, or to the knowledge of the Issuer threatened, against or affecting the Issuer or any of its subsidiaries which would likely result in a material adverse change in the condition (financial or otherwise), operations or business prospects of the Issuer or the ability of the Issuer to perform its obligations under this Agreement, the Notes or the Issuing and Paying Agency Agreement.

      2.9 The Issuer is not an "investment company" or an entity "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

      2.10 Neither the Private Placement Memorandum nor the Company Information contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      2.11 Each (a) issuance of Notes by the Issuer hereunder and (b) amendment or supplement of the Private Placement Memorandum shall be deemed a representation and warranty by the Issuer to the Dealer, as of the date thereof, that, both before and after giving effect to such issuance and after giving effect to such amendment or supplement, (i) the representations and warranties given by the Issuer set forth above in this Section 2 remain true and correct on and as of such date as if made on and as of such date, (ii) in the case of an issuance of Notes, the Notes being issued on such date have been duly and validly issued and constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity
(regardless of whether enforcement is sought in a proceeding in equity or at law) and (iii) in the case of an issuance of Notes, since the date of the most recent Private Placement Memorandum, there has been no material adverse change in the condition (financial or otherwise), or operations of the Issuer which has not been disclosed to the Dealer in writing.

Section 3. Covenants and Agreements of Issuer.

The Issuer covenants and agrees that:

      3.1  The Issuer will give the Dealer prompt notice
(but in any event prior to any subsequent issuance of Notes hereunder) of any amendment to, modification of or waiver with respect to, the Notes or the Issuing and Paying Agency Agreement, including a complete copy of any such amendment, modification or waiver.




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      3.2  The Issuer shall, whenever there shall occur
any change in the Issuer's condition (financial or otherwise), operations or business prospects or any development or occurrence in relation to the Issuer that would be material to holders of the Notes or potential holders of the Notes (including any downgrading or receipt of any notice of intended or potential downgrading or any review for potential change in the rating accorded any of the Issuer's securities by any nationally recognized statistical rating organization which has published a rating of Notes), promptly, and in any event prior to any subsequent issuance of Notes hereunder, notify the Dealer (by telephone, confirmed in writing) of such change, development or occurrence; provided, that the Issuer shall not be obligated to notify the Dealer of such change, development or occurrence if such notification would result in the disclosure of non-public information in violation of the provisions of Regulation FD.

      3.3 The Issuer shall from time to time furnish to the Dealer such publicly available information as the Dealer may reasonably request, including, without limitation, any press releases or material provided by the Issuer to any national securities exchange or rating agency, regarding (i) the Issuer's operations and financial condition, (ii) the due authorization and execution of the Notes and (iii) the Issuer's ability to pay the Notes as they mature.

      3.4 The Issuer will take all such action as the Dealer may reasonably request to ensure that each offer and each sale of the Notes will comply with any applicable state Blue Sky laws; provided, however, that the Issuer shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which it is not so qualified or subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

      3.5 The Issuer will not be in default of any of its obligations hereunder, under the Notes or under the Issuing and Paying Agency Agreement, at any time that any of the Notes are outstanding.

      3.6 The Issuer shall not issue Notes hereunder until the Dealer shall have received (a) an opinion of counsel to the Issuer, addressed to the Dealer, satisfactory in form and substance to the Dealer, (b) a copy of the executed Issuing and Paying Agency
Agreement as then in effect, (c) a copy of resolutions adopted by the Board of Directors of the Issuer, satisfactory in form and substance to the Dealer and certified by the Secretary or similar officer of the Issuer, authorizing execution and delivery by the Issuer of this Agreement, the Issuing and Paying Agency
Agreement and the Notes and consummation by the Issuer of the transactions contemplated hereby and thereby,
(d) prior to the issuance of any Notes represented by a book-entry note registered in the name of DTC or its nominee, a copy of the executed Letter of Representations among the Issuer, the Issuing and Paying Agent and DTC and (e) such other certificates, opinions, letters and documents as the Dealer shall have reasonably requested.




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      3.7. As long as any Note is outstanding, the
Issuer shall maintain liquidity facilities in an available amount at least equal to the amount of outstanding Notes relative to outstanding Notes on a no less than one to one ratio. Prior to the first issuance of Notes through the Dealer, the Issuer shall deliver to the Dealer copies of the agreements with respect to such liquidity facilities as then in effect, and shall deliver to the Dealer copies of any amendments to such liquidity facilities as shall be entered into from time to time promptly following the effectiveness thereof.

Section 4. Disclosure.

      4.1 The Private Placement Memorandum and its contents (other than the Dealer Information) shall be the sole responsibility of the Issuer. The Private
Placement Memorandum shall contain a statement expressly offering an opportunity for each prospective purchaser to ask questions of, and receive answers from, the Issuer concerning the offering of Notes and to obtain relevant additional publicly available information which the Issuer possesses or can acquire without unreasonable effort or expense.

      4.2 The Issuer agrees to promptly furnish the Dealer the Company Information as it becomes available.

      4.3 (a) The Issuer further agrees to notify the Dealer promptly upon the occurrence of any event relating to or affecting the Issuer that would cause the Company Information then in existence to include an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading, which notice may include an instruction from the Issuer to not disclose such information to holders and prospective holders of Notes as a result of the Issuer's determination that such disclosure of such information would violate Regulation FD.

           (b)  In the event that the Issuer gives the
Dealer notice pursuant to Section 4.3(a) and the Dealer notifies the Issuer that it then has Notes it is holding in inventory, the Issuer agrees promptly to supplement or amend the Private Placement Memorandum so that the Private Placement Memorandum, as amended or supplemented shall not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Issuer shall make such supplement or amendment available to the Dealer;
provided, that the Issuer shall not be obligated to supplement or amend the Private Placement Memorandum to the extent that such amendment or supplement would result in the disclosure of non-public information in violation of the provisions of Regulation FD.




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           (c)  In the event that (i) the Issuer gives
the Dealer notice pursuant to Section 4.3(a), (ii) the Dealer does not notify the Issuer that it is then holding Notes in inventory and (iii) the Issuer chooses not to promptly amend or supplement the Private
Placement Memorandum in the manner described in clause
(b) above, then all solicitations and sales of Notes shall be suspended until such time as the Issuer has so amended or supplemented the Private Placement
Memorandum, and made such amendment or supplement available to the Dealer.

Section 5. Indemnification and Contribution

      5.1 The Issuer will indemnify and hold harmless the Dealer, each individual, corporation, partnership, trust, association or other entity controlling the Dealer, any affiliate of the Dealer or any such controlling entity and their respective directors, officers, employees, partners, incorporators, shareholders, servants, trustees and agents
(hereinafter the "Indemnitees") against any and all liabilities, penalties, suits, causes of action, losses, damages, claims, costs and expenses (including, without limitation, fees and disbursements of counsel) or judgments of whatever kind or nature (each a "Claim"), imposed upon, incurred by or asserted against the Indemnitees arising out of or based upon (i) any allegation that the Private Placement Memorandum, the Company Information or any information provided by the Issuer to the Dealer included (as of any relevant time) or includes an untrue statement of a material fact or omitted (as of any relevant time) or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) arising out of or based upon the breach by the Issuer of any agreement, covenant or representation made in or pursuant to this Agreement. This indemnification shall not apply to the extent that the Claim arises out of or is based upon Dealer Information.

      5.2  Provisions relating to claims made for
indemnification under this Section 5 are set forth on Exhibit B to this Agreement.

      5.3 In order to provide for just and equitable contribution in circumstances in ;which the indemnification provided for in this Section 5 is held to be unavailable or insufficient to hold harmless the Indemnitees, although applicable in accordance with the terms of this Section 5, the Issuer shall contribute to the aggregate costs incurred by the Dealer in connection with any Claim in the proportion of the respective economic interests of the Issuer and the Dealer; provided, however, that such contribution by the Issuer shall be in an amount such that the aggregate costs incurred by the Dealer do not exceed the aggregate of the commissions and fees earned by the Dealer hereunder with respect to the issue or issues of Notes to which such Claim relates. The respective economic interests shall be calculated by reference to the aggregate proceeds to the Issuer of the Notes issued hereunder and the aggregate commissions and fees earned by the Dealer hereunder.

Section 6. Definitions.

      6.1  "Claim" shall have the meaning set forth in
Section 5.1.




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      6.2  "Company Information" at any given time shall
mean the Private Placement Memorandum together with, to the extent applicable, (i) the Issuer's most recent report on Form 10-K filed with the SEC and each report on Form 10-Q or 8-K filed by the Issuer with the SEC since the most recent Form 10-K, (ii) the Issuer's most recent annual audited financial statements and each interim financial statement or report prepared subsequent thereto, if not included in item (i) above,
(iii) the Issuer's and its affiliates' other publicly available recent reports, including, but not limited to , any publicly available filing or reports provided to their respective shareholders, (iv) any other information or disclosure prepared pursuant to Section
4.3 hereof and (v) any information prepared or approved by the Issuer for dissemination to investors or potential investors in the Notes.

      6.3 "Dealer Information" shall mean material concerning the Dealer provided by the Dealer in writing expressly for inclusion in the Private Placement
Memorandum.

      6.4  "DTC" shall mean The Depository Trust Company.

      6.5  "Exchange Act" shall mean the U.S. Securities
Exchange Act of 1934, as amended.

      6.6 "Indemnitee" shall have the meaning set forth in Section 5.1.

      6.7 "Institutional Accredited Investor" shall mean an institutional investor that is an accredited investor within the meaning of Rule 501 under the Securities Act and that has such knowledge and experience in financial and business matters that it is capable of evaluating and bearing the economic risk of an investment in the Notes, including, but not limited to, a bank, as defined in Section 3(a)(2) of the Securities Act, or a savings and loan association or other institution, as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity.

      6.8 "Issuing and Paying Agency Agreement" shall mean the issuing and paying agency agreement described on the cover page of this Agreement, as such agreement may be amended or supplemented from time to time.

      6.9 "Issuing and Paying Agent" shall mean the party designated as such on the cover page of this Agreement, as issuing and paying agent under the Issuing and Paying Agency Agreement, or any successor thereto in accordance with the Issuing and Paying
Agency Agreement.

      6.10 "Non-bank fiduciary or agent" shall mean a fiduciary or agent other than (a) a bank, as defined in
Section 3(a)(2) of the Securities Act, or (b) a savings and loan association, as defined in Section 3(a)(5)(A) of the Securities Act.




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      6.11 "Private Placement Memorandum" shall mean
offering materials prepared in accordance with Section
4 (including materials referred to therein or incorporated by reference therein) provided to purchasers and prospective purchasers of the Notes, and shall include amendments and supplements thereto which may be prepared from time to time in accordance with this Agreement (other than any amendment or supplement that has been completely superseded by a later amendment or supplement).

      6.12 "Qualified Institutional Buyer" shall have the meaning assigned to that term in Rule 144A under the Securities Act.

      6.13 "Regulation D" shall mean Regulation D (Rules
501 et seq.) under the Securities Act.

      6.14 "Rule 144A" shall mean Rule 144A under the
Securities Act.

      6.15 "SEC" shall mean the U.S. Securities and Exchange Commission.

      6.16 "Securities Act" shall mean the U.S.
Securities Act of 1933, as amended.

      6.17 "Sophisticated Individual Accredited
Investor" shall mean an individual who (a) is an accredited investor within the meaning of Regulation D under the Securities Act and (b) based on his or her pre-existing relationship with the Dealer, is reasonably believed by the Dealer to be a sophisticated investor (i) possessing such knowledge and experience
(or represented by a fiduciary or agent possessing such knowledge and experience) in financial and business matters that he or she is capable of evaluating and bearing the economic risk of an investment in the Notes and (ii) having a net worth of at least $5 million.

Section 7. General.

      7.1 Unless otherwise expressly provided herein, in all notices under this Agreement to parties hereto shall be in writing and shall be effective when received at the address of the respective party set forth in the Addendum to this Agreement.

      7.2  This Agreement shall be governed by and
construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions.

      7.3 The Issuer agrees that any suit, action or proceeding brought by the Issuer against the Dealer in connection with or arising out of this Agreement or the Notes or the offer and sale of the Notes shall be brought solely in the United States federal courts located in the Borough of Manhattan or the courts of the State of New York located in the Borough of Manhattan. EACH OF THE DEALER AND THE ISSUER WAIVES
ITS RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR
PROCEEDING WITH RESPECT TO THIS AGREEMENT OR THE
TRANSACTIONS CONTEMPLATED HEREBY.




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      7.4  This Agreement may be terminated, at any
time, by the Issuer, upon one business day's prior notice to such effect to the Dealer, or by the Dealer upon one business day's prior notice to such effect to the Issuer. Any such termination, however, shall not affect the obligations of the Issuer under Sections
3.7, 5 and 7.3 hereof or the respective
representations, warranties, agreements, covenants, rights or responsibilities of the parties made or arising prior to the termination of this Agreement.

      7.5 This Agreement is not assignable by either party hereto without the written consent of the other party; provided, however, that the Dealer may assign its rights and obligations under this Agreement to any affiliate of the Dealer.

      7.6 This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

      7.7 This Agreement is for the exclusive benefit of the parties, hereto, and their respective permitted successors and assigns hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other person whatsoever.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

                              DENTSPLY INTERNATIONAL INC., as
                              Issuer

                              By:
                                     -------------------------------
                                     -------------------------------
                              Name:
                              Title:


                              CREDIT SUISSE FIRST BOSTON
                              CORPORATION, as Dealer


                              By:
                                     -------------------------------
                                     -------------------------------
                                     Authorized Signatory



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


                        ADDENDUM


      The following additional clause shall apply to the Agreement and be deemed a part thereof:

1.    The other dealers referred to in clause (b) of
Section 1.2 of the Agreement are Goldman, Sachs & Co.
and Credit Suisse First Boston.

2. The addresses of the respective parties for purposes of notices under Section 7.1 are as follows:


     For the Issuer                DENTSPLY International
                                   Inc.

           Address                 570 West College Avenue
                                   York, Pennsylvania 17405
           Attention:              Treasurer
           Telephone number:       717-849-4262
           Fax number:             717-849-4759

     For the Dealer:               Credit Suisse First
                                   Boston Corporation

           Address:                11 Madison Avenue
                                   New York, New York 10010
           Attention:              Short-Term Product Group
           Telephone number:       (212) 325-7198
           Fax number:             (212) 743-5825





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                   FORM OF LEGEND FOR
         PRIVATE PLACEMENT MEMORANDUM AND NOTES


THE NOTES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES
ACT OF 1993, AS AMENDED (THE "ACT"), OR ANY OTHER
APPLICABLE SECURITIES LAW AND OFFERS AND SALES THEREOF
MAY BE MADE ONLY IN COMPLIANCE WITH AN APPLICABLE
EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT
AND ANY APPLICABLE STATE SECURITIES LAWS.  BY ITS
ACCEPTANCE OF A NOTE, THE PURCHASER WILL DEEMED TO
REPRESENT THAT IT HAS BEEN AFFORDED AN OPPORTUNITY TO
INVESTIGATE MATTERS RELATING TO THE ISSUER AND THE
NOTES, THAT IT IS NOT ACQUIRING SUCH NOTE WITH A VIEW
TO ANY DISTRIBUTION THEREOF AND THAT IT IS EITHER (A)
AN INSTITUTIONAL INVESTOR OR HIGHLY SOPHISTICATED
INDIVIDUAL INVESTOR THAT IS AN ACCREDITED INVESTOR
WITHIN THE MEANING OF RULE 501(a) UNDER THE ACT AND
WHICH, IN THE CASE OF AN INDIVIDUAL, (i) POSSESSES SUCH
KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS
MATTERS THAT HE OR SHE IS CAPABLE OF EVALUATING AND
BEARING THE ECONOMIC RISK OF AN INVESTMENT IN THE NOTES
AND (ii) HAS A NET WORTH OF AT LEAST $5 MILLION (AN
"INSTITUTIONAL ACCREDITED INVESTOR" OR "SOPHISTICATED
INDIVIDUAL ACCREDITED INVESTOR", RESPECTIVELY) AND THAT
EITHER IS PURCHASING NOTES FOR ITS OWN ACCOUNT, IS A
U.S. BANK (AS DEFINED IN SECTION 3(a)(2) OF THE ACT) OR
A SAVINGS AND LOAN ASSOCIATION OR OTHER INSTITUTION (AS
DEFINED IN SECTION 3(a)(5)(A) OF THE ACT) ACTING IN ITS
INDIVIDUAL OR FIDUCIARY CAPACITY OR IS A FIDUCIARY OR
AGENT (OTHER THAN A U.S. BANK OR SAVINGS AND LOAN
ASSOCIATION) PURCHASING NOTES FOR ONE OR MORE ACCOUNTS
EACH OF WHICH IS SUCH AN INSTITUTIONAL ACCREDITED
INVESTOR OR SOPHISTICATED INDIVIDUAL ACCREDITED
INVESTOR (i) WHICH ITSELF POSSESSES SUCH KNOWLEDGE AND
EXPERIENCE OR (ii) WITH RESPECT TO WHICH SUCH PURCHASER
HAS SOLE INVESTMENT DISCRETION; OR (B) A QUALIFIED
INSTITUTIONAL BUYER ("QIB") WITHIN THE MEANING OF RULE
144A UNDER THE ACT WHICH IS ACQUIRING NOTES FOR ITS OWN
ACCOUNT OR FOR ONE OR MORE ACCOUNTS.  EACH OF WHICH IS
A QIB AND WITH RESPECT TO EACH OF WHICH THE PURCHASER
HAS SOLE INVESTMENT DISCRETION; AND THE PURCHASER
ACKNOWLEDGES THAT IT IS AWARE THAT THE SELLER MAY RELY
UPON THE EXEMPTION FROM THE REGISTRATION PROVISIONS OF
SECTION 5 OF THE ACT PROVIDED BY RULE 144A.  BY ITS
ACCEPTANCE OF A NOTE, THE PURCHASER THEREOF SHALL ALSO
BE DEEMED TO AGREE THAT ANY RESALE OR OTHER TRANSFER
THEREOF WILL BE MADE ONLY (A) IN A TRANSACTION EXEMPT
FROM REGISTRATION UNDER THE ACT, EITHER (1) TO THE
ISSUER OR TO CREDIT SUISSE FIRST BOSTON CORPORATION OR
ANOTHER PERSON DESIGNATED BY THE ISSUER AS A PLACEMENT
AGENT FOR THE NOTES (COLLECTIVELY, THE "PLACEMENT
AGENTS"), NONE OF WHICH SHALL HAVE ANY OBLIGATION TO
ACQUIRE SUCH NOTE, (2) THROUGH A PLACEMENT AGENT TO AN
INSTITUTIONAL ACCREDITED INVESTOR, SOPHISTICATED
INDIVIDUAL ACCREDITED INVESTOR OR A QIB, OR (3) TO A
QIB IN A TRANSACTION THAT MEETS THE REQUIREMENTS OF
RULE 144A AND (B) IN MINIMUM AMOUNTS OF $250,000.




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                                                EXHIBIT B

               FURTHER PROVISIONS RELATING
                   TO INDEMNIFICATION


      (a) The Issuer agrees to reimburse each Indemnitee for all expenses (including reasonable fees and disbursements of internal and external counsel) as they are incurred by it in connection with investigating or defending any loss, claim, damage, liability or action in respect of which indemnification may be sought and is required under Section 5 of the Agreement (whether or not it is a party to any such proceedings), except to the extent that the expenses relate to a claim which is not, on its face, subject to the coverage of Section 5.

      (b) Promptly after receipt by an Indemnitee of notice of the existence of a Claim, such Indemnitee will, if a claim in respect thereof is to be made against the Issuer, notify the Issuer in writing of the existence thereof; provided that
(i) the omission so to notify the Issuer will not relieve the Issuer from any liability which it may have hereunder unless and except to the extent it did not otherwise learn of such Claim and such failure results in the forfeiture by the Issuer of substantial rights and defenses, and (ii) the omission so to notify the Issuer will not relieve it from liability which it may have to an Indemnitee otherwise than on account of this indemnity agreement. In case any such Claim is made against any Indemnitee and it notifies the Issuer of the existence thereof, the Issuer will be entitled to participate therein, and the extent that it may elect by written notice delivered to the Indemnitee , to assume the defense thereof, with counsel reasonably satisfactory to such Indemnitee; provided that if the defendants in any such Claim include both the Indemnitee and the Issuer, and the Indemnitee shall have concluded that there may be legal defenses available to it which are different from or additional to those available to the Issuer, the Issuer shall not have the right to direct the defense of such Claim on behalf of such Indemnitee, and the Indemnitee shall have the right to select separate counsel to assert such legal defenses on behalf of such Indemnitee. Upon receipt of notice from the Issuer to such Indemnitee of the Issuer's election so to assume the defense of such Claim and approval by the Indemnitee of counsel, the Issuer will not be liable to such Indemnitee for expenses incurred thereafter by the Indemnitee in connection with the defense thereof (other than reasonable costs of investigation) unless (i) the Indemnitee shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the Issuer shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel in the jurisdiction in which any Claim is brought), approved by the Dealer, representing the Indemnitee who is party to such Claim), (ii) the Issuer shall not have employed counsel reasonably satisfactory to the Indemnitee to represent the Indemnitee within a reasonable time after notice of existence of the Claim or (iii) the Issuer has authorized in writing the employment of counsel for the Indemnitee. The indemnity, reimbursement and contribution obligations of the Issuer hereunder shall be in addition to any other liability the Issuer may otherwise have to an Indemnitee and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Issuer and any Indemnitee. The Issuer agrees that without the Dealer's prior written consent, it will not settle, compromise or consent to the entry of any judgment in any Claim in respect of which indemnification may be sought under the indemnification provision of the Agreement (whether or not the Dealer or any other Indemnitee is an actual or potential party to such Claim).


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